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Filed Pursuant to Rule 424(b)5 Registration No. 333-38047

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 15, 1997

$400,000,000

7 5/8% Notes Due May 15, 2008

     We will pay interest on the notes each May 15 and November 15. The first interest payment will be made on November 15, 2001.

    We may redeem the notes at any time. There is no sinking fund for the notes.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Hilton(1)
Per Note	98.85%	0.625%	98.225%
Total	$395,400,000	$2,500,000	$392,900,000
(1)
Plus accrued interest, if any, from May 11, 2001.

    Delivery of the notes in book-entry form only will be made on or about May 11, 2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Credit Suisse First Boston	Morgan Stanley Dean Witter

Co-Lead Managers
Banc of America Securities LLC	UBS Warburg

First Union Securities, Inc.
Scotia Capital
Wachovia Securities, Inc.
Banc One Capital Markets, Inc.
BNY Capital Markets, Inc.
SG Cowen Securities Corporation
Wells Fargo Brokerage Services, LLC
Deutsche Banc Alex. Brown
Goldman, Sachs & Co.
Utendahl Capital Partners L.P.

The date of this prospectus supplement is May 8, 2001

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain forward-looking statements. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

    The words "believes," "anticipates," "expects," "intends," "plans," and "projects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and financial performance and are subject to risks and uncertainties including, among other things,

  •
  factors discussed under the heading "Risk Factors" in our joint proxy statement/prospectus dated October 21, 1999;

  •
  factors identified in our Annual Report on Form 10-K for the year ended December 31, 2000 under the captions "Additional Information—Business Risks" and "—Competition" and "Hotel Operations—Territorial Restrictions" which are incorporated by reference in this prospectus supplement;

  •
  factors identified in our other filings with the Securities and Exchange Commission which are incorporated by reference in this prospectus supplement;

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  the effects of economic conditions;

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  supply and demand changes for hotel rooms;

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  competitive conditions in the lodging industry;

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  relationships with clients and property owners;

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  the impact of government regulations; and

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  the availability of capital to finance growth;

which could cause actual results to differ materially from historical results or those anticipated. Although we believe the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents which we have filed with the Commission are hereby incorporated by reference in, and shall be deemed to be a part of, this prospectus supplement.

      (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Form 10-K");

      (b) Current Reports on Form 8-K dated February 12, 2001 and February 20, 2001;

      (c) Description of Hilton's Common Stock included in a Registration Statement on Form 8-A filed with the Commission on May 18, 1986; and

      (d) Description of the Rights included in a Registration Statement on Form 8-A filed with the Commission on December 1, 1999.

    All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus supplement and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the

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extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus supplement) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.

    This prospectus supplement incorporates documents by reference which are not presented herein or delivered herewith. We will provide without charge to any person to whom this prospectus supplement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to our Corporate Secretary, Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, California 90210 (telephone number (310) 278-4321).

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    As used in this prospectus supplement, the terms "we," "us," "our" or "Hilton" refer to Hilton Hotels Corporation and its subsidiaries as a combined entity, unless the context otherwise requires. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes and the documents incorporated by reference in this prospectus supplement before making an investment decision.

HILTON HOTELS CORPORATION

General

    We are primarily engaged in the ownership, management and development of hotels, resorts and vacation ownership properties and the franchising of lodging properties. As of December 31, 2000, our hotel system included 1,895 properties, totaling approximately 318,000 rooms worldwide. Of such properties, we owned an interest in and operated 139 hotels, managed 191 hotels owned by others, leased 73 hotels and franchised 1,492 hotels owned and operated by third parties.

    Our hotel brands include Hilton, Hilton Garden Inn, Doubletree, Embassy Suites, Hampton, Homewood Suites by Hilton, Red Lion, Conrad and Harrison Conference Centers. Our hotel system also includes certain properties that are not company branded. We develop and operate vacation ownership resorts through Hilton Grand Vacations Company and its related entities, which we wholly own. We also are engaged in various other activities incidental or related to the operation of hotels.

    Hilton was organized in the State of Delaware on May 29, 1946. Our principal executive offices are located at 9336 Civic Center Drive, Beverly Hills, California 90210, and our telephone number is (310) 278-4321.

Recent Developments

  First Quarter 2001 Earnings

    On April 25, 2001, we reported unaudited earnings for the first quarter of 2001. For the three months ended March 31, 2001, our consolidated revenue increased 5% to $833 million from $793 million in 2000. EBITDA, as defined in "Selected Financial Data," for the quarter ended March 31, 2001 increased 6% to $296 million from $280 million in 2000; and net income decreased 5% to $55 million compared to $58 million in 2000. Excluding non-recurring items in both quarters, net income increased 31% to $55 million compared to $42 million in 2000.

  Financing

    In October 1997, we filed a shelf registration statement with the Securities and Exchange Commission registering up to $2.5 billion in debt or equity securities. At December 31, 2000, available financing under the shelf totaled $2.1 billion. In February 2001, we issued $300 million of 8 1/4% Senior Notes due 2011, leaving $1.8 billion available under the shelf. The 7 5/8% Senior Notes due 2008 to be offered hereunder will also be issued under the shelf, which will leave $1.4 billion available financing under the shelf.

    We have three revolving credit facilities. In October 1996, we entered into a $1.75 billion five-year revolving credit facility. In October 2000, we extended the term of this credit facility from 2001 to 2003 and reduced the commitment under the facility to $1.145 billion, which was the amount outstanding under the facility at the time of the reduction. As of December 31, 2000, the facility had been reduced to $1.084 billion through the repayment of outstanding balances. In February 2001, we used the net proceeds from the issuance of the 8 1/4% Senior Notes due 2011 to pay down outstanding amounts under the facility and reduced the commitment under the facility. As of March 31, 2001, the outstanding balance and commitment under the facility was $700 million.

    In November 1999, we entered into a $1.8 billion revolving credit facility consisting of a $1.4 billion revolver which expires in 2004 and a $400 million 364-day revolver which expires in November 2001. As of March 31, 2001, $1.0 billion of borrowings were outstanding under the $1.4 billion revolver and $109 million of the $1.4 billion revolver supported the issuance of commercial

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paper. The 364-day revolver was undrawn at March 31, 2001. In March 2001, we reduced the commitment under the 364-day revolver to $200 million.

    In June 1998, we entered into a five-year $500 million revolving credit facility to acquire the remaining 50% interest in the Hilton Hawaiian Village Beach Resort & Spa. As of March 31, 2001, $428 million of borrowings were outstanding under the $500 million revolver.

    Total revolving debt capacity of approximately $560 million was available to us at March 31, 2001.

    In September 2000, we entered into a financing agreement pursuant to which we borrowed $500 million for ten years at a fixed rate of 7.95%. Five of our owned hotels serve as collateral for the agreement, the proceeds from which we used to pay down our floating rate revolving debt. In August 2000, we and our partners refinanced the debt on the Hilton New Orleans Riverside, of which we own 67.4%. This property is subject to a $155 million mortgage with a term of ten years at a fixed rate of 8.62%.

  Properties

    In March 2001, we were selected to manage a new 1,200-room convention hotel in downtown Houston, Texas, with completion of construction scheduled in 2003.

    In January 2001, we completed the sale of 52 operating leases and four management contracts on hotels owned by RFS Hotel Investors, Inc. to RFS for approximately $60 million in cash. We also sold 973,684 shares of RFS preferred stock to RFS for $13 million in cash. We have used proceeds from these transactions to further reduce debt.

    In January 2001, we entered into an agreement to affiliate 13 Camino Real hotels and resorts located in Mexico, and one Camino Real hotel in Texas, into our family of brands. Since April 1, 2001, these Camino Real hotels have participated in our Hilton HHonors Worldwide guest reward program, our Hilton Reservations Worldwide reservation system and our sales and marketing programs. In April 2001, the hotel in Texas was rebranded the Hilton Camino Real El Paso. We anticipate that the remaining 13 hotels in Mexico will be rebranded either as Hilton hotels or another of our hotel brands.

    In January 2001, we opened a new 264-unit vacation ownership resort at the Hilton Hawaiian Village Beach Resort & Spa in Honolulu, Hawaii, developed through the conversion of an apartment tower to timeshare units.

    In January 2001, we entered into two year agreements to manage 15 Hampton Inn hotels and one Homewood Suites by Hilton hotel owned by Equity Inns, Inc.

    In January 2001, we sold the Red Lion Hotel in Houston, Texas for approximately $20 million.

    In December 2000, we sold seven Homewood Suites by Hilton properties for approximately $95 million. We entered into long-term management and franchise agreements with the purchaser of these properties.

    In September 2000, we acquired the Cleveland Marriott East in Beachwood, Ohio (which we renamed the Hilton Cleveland) in exchange for our ownership interests in the Doubletree San Antonio Airport and the Doubletree Guest Suites in Southfield, Michigan. We entered into long-term franchise agreements for these two Doubletree properties.

    We are developing a new 1,500-unit vacation ownership resort on Las Vegas Boulevard in Las Vegas, Nevada. We expect to commence sales of the first phase of 297 units of this project in 2002, with completion of construction scheduled in 2003.

    We are developing a new 384-unit vacation ownership resort in Orlando, Florida. We expect to commence sales of the first two phases of 96 units of this project in 2002, with completion of construction scheduled in 2003.

Acquisition Of Promus Hotel Corporation

    On November 30, 1999, we consummated our acquisition of Promus Hotel Corporation through the merger of Promus into one of our wholly owned subsidiaries. As a result of the Promus acquisition,

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we added over 1,450 properties representing over 200,000 rooms to our hotel system, along with a complementary portfolio of hotel brand names including Doubletree, Embassy Suites, Hampton, Homewood Suites, Red Lion and Harrison Conference Centers. The Promus acquisition has created a more diversified and balanced income stream by increasing the percentage of revenues that we derive from management and franchise fees, both of which require little or no ongoing capital investment by us.

Separation of Gaming Business

    On December 31, 1998, we completed a spin-off that split our operations into two independent public corporations, one for conducting our hotel business and one for conducting our gaming business. We retained ownership of the hotel business. We transferred the gaming business to a new corporation named Park Place Entertainment Corporation, and distributed the stock of Park Place to our stockholders on a one-for-one basis.

Hotel Operations

  Owned Hotels

    As of December 31, 2000, we owned a majority or controlling interest in and operated 78 hotels, representing 35,234 rooms. The owned hotels include some of our largest and most profitable hotels, including:

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  the 1,380-room Waldorf=Astoria;
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  the 2,086-room Hilton New York;
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  the 2,545-room Hilton Hawaiian Village Beach Resort & Spa;
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  the 1,895-room Hilton San Francisco;
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  the 1,543-room Hilton Chicago;
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  the 1,639-room Palmer House Hilton;
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  the 1,123-room Hilton Washington; and
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  the 1,600-room Hilton New Orleans Riverside.

    Included in the number of owned hotels are 12 hotels for which we lease the land upon which the hotels are located. The expiration dates of the leases range up to 2044, with certain leases containing renewal options for 30 to 40 years. Under these leases, we own the buildings and leasehold improvements and all furniture and equipment, are responsible for repairs, maintenance, operating expenses and lease rentals, and retain complete managerial discretion over operations. Generally, we pay a percentage rental based on the gross revenue of the facility. Upon the expiration of such leases, the buildings and other leasehold improvements presently owned by us revert to the landlords.

  Leased Hotels

    As of December 31, 2000, we leased 73 hotels, representing 12,602 rooms. Under these leases, we lease the hotel from its owner, manage the hotel and are generally responsible for all aspects of the hotel's operations and recognize all revenues and substantially all expenses associated with the hotel's operations. Although, in general, replacement of furniture, fixtures and equipment is the landlord's responsibility, we are obligated under certain leases to maintain and replace these items. Lease terms typically require us to pay a fixed monthly base rent regardless of the performance of the hotel and a variable rent based on a percentage of revenues.

    In January 2001, we completed the sale of operating leases relating to 52 hotels that we leased pursuant to substantially similar lease agreements with subsidiaries of RFS Hotel Investors, Inc. See "Recent Developments—Properties" for a description of the termination of these leases.

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  Joint Ventures

    As of December 31, 2000, we had a minority or non-controlling ownership interest in and operated 61 hotels, representing 18,148 rooms. These hotels are owned by joint ventures of which we own a minority or non-controlling interest. We have a right of first refusal to purchase additional equity interests in certain of these joint ventures. We manage each of the partially owned hotels for the entity owning the hotel.

  Managed Hotels

    As of December 31, 2000, we managed 191 hotels, representing 51,122 rooms, which are wholly owned by others. Under our standard management arrangement, we operate a hotel for the benefit of its owner, which either owns or leases the hotel and the associated personal property. Our management fee is generally based on a percentage of each hotel's gross revenue plus, in the majority of properties, an incentive fee based on operating performance. The expiration dates of our management agreements range up to 2024 and generally contain renewal options ranging from five to 20 years, subject to certain termination rights.

    Under the management agreements, all operating and other expenses are paid by the owner, and we are generally reimbursed for our out-of-pocket expenses. In turn, our managerial discretion is subject to approval by the owner in certain major areas, including the approval of capital expenditure budgets.

  Franchise Hotels

    As of December 31, 2000, we franchised 1,492 hotels, representing 200,717 rooms, which are owned and operated by third parties. In general, franchisees pay us an initial fee based on the number of rooms in a franchise hotel and a continuing fee based on a percentage of the hotel's room revenue. Although we do not directly participate in the management or operation of franchise hotels, we conduct periodic inspections to ensure that our standards are maintained and render advice with respect to hotel operations. We generally approve the plans for, and the location of, franchise hotels and assist in their design.

Hotel Brands

    We operate hotels through the following brands, which target a wide variety of markets and geographic areas.

  Hilton

    Hilton hotels are upscale, full-service hotels that typically include swimming pools, gift shops and retail facilities, meeting and banquet facilities, restaurants and lounges, room service, parking facilities and other services. The Hilton brand also includes Hilton Suites hotels which are upscale, extended stay all-suite hotels. As of December 31, 2000, there were 228 Hilton hotels, representing 85,243 rooms, located in 40 states, the District of Columbia, Canada and Mexico.

  Hilton Garden Inn

    Hilton Garden Inn hotels are upper mid-market, limited-service hotels that utilize a modular design constructed around a courtyard containing an indoor or outdoor swimming pool. As of December 31, 2000, there were 89 Hilton Garden Inn hotels, representing 12,575 rooms, located in 31 states, the District of Columbia, Canada and Mexico, of which 86 were franchise hotels.

  Doubletree

    Doubletree hotels are full-service hotels in the mid-market to upscale hotel category. The Doubletree brand also includes the Doubletree Guest Suites all-suite hotels and the moderately priced Doubletree Club hotels. As of December 31, 2000, there were 159 Doubletree hotels, representing 42,548 rooms, located in 37 states, the District of Columbia and Latin America.

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  Embassy Suites

    Embassy Suites are upscale, all-suite hotels that feature two-room guest suites with a separate living room and dining/work area and a complimentary cooked-to-order breakfast. Most Embassy Suites hotels are built around a landscaped atrium. In 2000, the Embassy Suites brand earned the J.D. Power Award as "Best in Category" for the second straight year. As of December 31, 2000, there were 158 Embassy Suites, representing 38,510 rooms, located in 36 states, the District of Columbia, Canada, Puerto Rico and Latin America.

  Homewood Suites by Hilton

    Homewood Suites by Hilton are upscale, extended stay hotels that feature residential-style accommodations including business centers, swimming pools, convenience stores and limited meeting facilities. As of December 31, 2000, there were 94 Homewood Suites, representing 10,474 rooms, located in 30 states.

  Hampton

    Hampton Inn hotels are moderately priced hotels with limited food and beverage facilities. The Hampton brand also includes Hampton Inn & Suites hotels which offer both traditional hotel room accommodations and apartment-style suites within one property. In 2000, the Hampton brand earned the J.D. Power Award as "Best in Category" for the second straight year. As of December 31, 2000, there were 1,073 Hampton hotels, representing 111,231 rooms, located in 49 states, Canada, Puerto Rico and Latin America, of which 1,042 were franchise hotels.

  Other Brands

    In addition to the hotel brands described above, as of December 31, 2000, there were 94 hotels, representing 17,242 rooms, operated under other brand names. These hotels are operated under our brand names described below or under third party brands pursuant to contractual arrangements.

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  Red Lion. Red Lion hotels are mid-market, full-service hotels located primarily in the Pacific Northwest. As of December 31, 2000, there were 34 Red Lion hotels in our system, representing 5,681 rooms, located in 10 states.
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  Conrad. Conrad hotels are our upscale, full-service hotels located outside the United States. As of December 31, 2000, we managed, and in some cases partially owned, nine Conrad hotels, representing 3,491 rooms, located in Belgium, Egypt, England, Hong Kong, Ireland, Singapore and Turkey.
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  Harrison Conference Centers. We own and operate Harrison Conference Centers which are conference centers and hotels that target upscale corporate convention groups, executive education and training groups, sales meetings and other group meetings. As of December 31, 2000, we operated 14 Harrison Conference Centers, representing 2,053 rooms.

Vacation Ownership

    Hilton Grand Vacations Company, our wholly owned subsidiary, manages 19 vacation ownership resorts in Florida, two in Nevada and one in Hawaii. In addition, we operate the HGVClub, a points based reservation and exchange system. See "Recent Developments—Properties" for a further description of vacation ownership properties.

USE OF PROCEEDS

    We expect to use the net proceeds we receive from the sale of the notes, estimated to be approximately $393 million, after deduction of estimated offering expenses of approximately $150,000 and underwriting discounts and commissions, to repay indebtedness under the 1996 revolving credit facility and reduce the commitment in a like amount. As of the date of this prospectus supplement, the interest rate on the tranche of the facility to be repaid was 5.875%. We incurred the outstanding indebtedness under this facility for general corporate purposes.

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CAPITALIZATION

    The following table sets forth:

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  our actual capitalization as of December 31, 2000; and

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  our capitalization as of December 31, 2000 as adjusted to give effect to this offering, after deducting estimated expenses and underwriting discounts and commissions.

    You should read this information together with "Selected Financial Data" and "Use of Proceeds" and the consolidated financial statements and related notes presented elsewhere in this prospectus supplement or incorporated by reference herein.

	December 31, 2000
	Actual	As Adjusted
	($ in millions)
Current Maturities of Long-Term Debt:
Total current maturities of long-term debt	$23	$23

Long-Term Debt:(1)
Industrial development revenue bonds at adjustable rates, due 2015	$82	$82
Senior Notes, with an average rate of 7.7%, due 2001 to 2017	1,052	1,052
Senior Notes, with an average rate of 7.2%, due 2002 to 2004(2)	625	625
Mortgage notes, 6.0% to 8.6%, due 2002 to 2022	353	353
7.95% Collateralized borrowings, due 2010	499	499
5% Convertible subordinated notes due 2006	495	495
Commercial Paper	235	235
Revolving loans	2,372	1,979
Other	3	3
2008 Notes offered hereby	—	400
Less current maturities of long-term debt	(23)	(23)

Total long-term debt, net of current maturities	$5,693	$5,700

Stockholders' Equity:
Common stock—500 million shares authorized at $2.50 par value	$947	$947
Additional paid-in capital	861	861
Retained earnings	35	35
Less treasury stock, at cost	(207)	(207)
Other	6	6

Total stockholders' equity	1,642	1,642

Total capitalization	$7,335	$7,342

(1)
Does not include the issuance in February 2001 of $300 million aggregate principal amount of 8 1/4% Senior Notes due 2011, the proceeds of which were used to repay indebtedness under the 1996 revolving credit facility and reduce the commitment in a like amount.

(2)
Park Place Entertainment Corporation has assumed the obligations under these notes. See footnote (9) under the caption "Selected Financial Data."

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SELECTED FINANCIAL DATA

    In the following table, we provide you with our selected financial information. We derived the following historical financial information from our consolidated financial statements as of the dates indicated and for each of the fiscal years in the five year period ended December 31, 2000. We derived the results of operations data below for each of the five years in the period ended December 31, 2000, and the balance sheet data as of December 31, 2000 from financial statements audited by Arthur Andersen LLP. We derived the remaining data from unaudited pro forma financial statements. This information is only a summary and you should read it together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes which are set forth in the reports we have filed with the Securities and Exchange Commission and that are incorporated by reference in this prospectus supplement.

	Years Ended or as of December 31,
	2000		Hilton/ Promus pro forma (unaudited) 1999(1)		1999		1998		1997		1996
	(in millions, except per share amounts and ratios)
Results of Operations:
Revenue	$3,451		$3,161		$2,150		$1,769		$1,475		$947
Operating income	830		703		495		464		395		237
Income from continuing operations	272	(2)	216	(3)	176	(4)	188	(5)	183	(6)	120	(7)
Income from continuing operations per share—Basic	.74		.58		.66		.71		.68		.61
Income from continuing operations per share—Diluted	.73		.58		.66		.71		.68		.61
Other Financial and Operating Data:
EBITDA(8)	$1,271		$1,094		$695		$596		$497		$361
Interest and dividend income	86		75		57		13		17		26
Interest expense	453		409		237		137		90		52
Interest expense, net, from unconsolidated affiliates	16		15		2		4		8		7
Ratio of earnings to fixed charges	1.9x				2.3x		3.2x		4.0x		4.2x
Dividends per common share	.08				.08		.32		.32		.305
Balance Sheet Data:
Cash and equivalents	$47				$104
Total assets	9,140				9,253
Total debt(9)	5,716				6,094
Total stockholders' equity	1,642				1,415

(1)
Assumes the Promus acquisition occurred on January 1, 1999.

(2)
Includes after-tax non-recurring gains totaling $23 million, representing gains on the sale of securities and the termination of post- retirement life insurance programs.

(3)
Includes after-tax non-recurring charges totaling $23 million, representing business combination expenses associated with the Promus acquisition and employment-related expenses associated with the management change following the Promus/Doubletree merger, and after-tax non-recurring gains totaling $16 million, representing gains on the sale of certain owned assets.

(4)
Includes after-tax non-recurring charges totaling $17 million, representing business combination expenses associated with the Promus acquisition.

(5)
Includes after-tax non-recurring charges totaling $10 million, representing our proportionate share of costs associated with the spin-off of Park Place Entertainment Corporation on December 31, 1998.

(6)
Includes after-tax non-recurring charges totaling $10 million, primarily related to the write-off of net costs related to our efforts to acquire ITT Corporation.

(7)
Includes after-tax non-recurring charges totaling $24 million, primarily related to the write-down of certain investments and notes receivable to estimated fair market value.

(8)
EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening expenses and non-cash items. EBITDA can be computed by adding depreciation, amortization, pre-opening expense, interest and dividend income from investments related to operating activities and non-cash items to operating income. EBITDA is presented supplementally because

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  management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses, are excluded from EBITDA as these items do not impact operating results on a recurring basis. You should not consider this information as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as operating income or income from continuing operations, nor should you consider it as an indicator of our overall financial performance. Our method of calculating EBITDA may be different from the methods used by other companies, and therefore comparability may be limited.

(9)
Includes $625 million of long-term debt which, although allocated under a debt assumption agreement to Park Place, remains our legal obligation. At the time of the spin-off of our gaming operations to our stockholders, Park Place assumed and agreed to pay 100% of the amount of each payment required to be made by Hilton under the terms of the indentures governing our $300 million 7.375% Senior Notes due 2002 and our $325 million 7% Senior Notes due 2004. These notes remain in our long-term debt balance and a long-term receivable from Park Place in an equal amount is included in our consolidated balance sheet. If the interest rate on these notes increases due to specified actions by us, we will be required to reimburse Park Place for the increase.

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DESCRIPTION OF NOTES

    The notes offered by this prospectus supplement and the accompanying prospectus constitute a series of debt securities, which are described more fully in the accompanying prospectus, to be issued pursuant to an indenture between Hilton and The Bank of New York, as trustee. The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. Capitalized terms used and not otherwise defined in the following discussion are defined below under "Certain Definitions."

    The following description is a summary of selected portions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. In this description, the terms "Hilton", "we", "us" and "our" refer only to Hilton Hotels Corporation and not to any of its subsidiaries.

Ranking

    The notes:

  •
  are unsecured general obligations of Hilton;

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  are equal in right of payment with all existing and future unsecured senior Debt of Hilton; and

  •
  are senior in right of payment to all existing and future subordinated Debt of Hilton.

    The notes will effectively rank junior to our secured indebtedness and to all liabilities of Hilton's subsidiaries, including trade payables. As of March 31, 2001, after giving effect to this offering, Hilton would have had approximately $4.2 billion of senior Debt outstanding and no secured indebtedness outstanding. Hilton subsidiaries had approximately $934 million of indebtedness outstanding as of March 31, 2001. The indenture will permit Hilton and its subsidiaries to incur additional Debt.

Principal, Maturity and Interest

    The notes will be initially limited to $400 million in aggregate principal amount. Hilton will issue the notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 15, 2008.

    Interest on the notes will accrue at the rate of 7 5/8% per year. Interest will be payable semi-annually in arrears on May 15 and November 15, beginning on November 15, 2001 to the holders in whose names such notes are registered at the close of business on the immediately preceding May 1 and November 1.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The notes will not be entitled to the benefit of any sinking fund.

    The notes are initially being offered in the principal amount of $400 million. We may, without the consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby.

Optional Redemption

    The notes are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes being redeemed, or

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  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest thereon to, but not including, the Redemption Date.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

    The Adjusted Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes ("Remaining Life").

    "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

    "Reference Treasury Dealer" means:

  •
  each of Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, UBS Warburg LLC and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

  •
  any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

S–14

    We will mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of notes to be redeemed. If we elect to redeem fewer than all of the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption.

Additional Covenants of Hilton

    We refer you to the section entitled "Description of Debt Securities" in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants will apply to the notes for the benefit of the holders of the notes:

    Limitation On Liens.  Other than as set forth below under "—Exempted Liens and Sale and Lease-Back Transactions," neither we nor any Restricted Subsidiary will create, assume or suffer to exist any Lien:

  (a)
  upon any Principal Property;

  (b)
  upon any shares of capital stock of any Restricted Subsidiary owned by us or any Restricted Subsidiary; or

  (c)
  securing Debt of any Restricted Subsidiary,

without equally and ratably securing the notes with (or prior to) the Debt secured by such Lien, for so long as such Debt is secured, provided, however, that this limitation will not apply to:

        (1) Liens existing on the date of issuance of the notes;

        (2) Liens existing:

        •
        on property at the time it is acquired through a merger, a consolidation or otherwise by us or a Restricted Subsidiary; or

        •
        on property or securing Debt of, or an equity interest in, any corporation, partnership or other entity at the time such corporation, partnership or other entity becomes a Restricted Subsidiary;

        (3) Liens to secure Debt with respect to all or any part of the acquisition cost or the cost of construction or improvement of property, provided, such Debt is incurred and related Liens are created within 24 months of the acquisition, completion of construction or improvement or commencement of full operation, whichever is later, and such Debt does not exceed the aggregate amount of the acquisition cost and/or the construction cost thereof;

        (4) Liens on shares of capital stock or property of a Restricted Subsidiary to secure Debt with respect to all or part of the acquisition cost of the Restricted Subsidiary, provided, that the Debt is incurred and related Liens are created within 24 months of the acquisition of the Restricted Subsidiary and such Debt does not exceed the acquisition cost of the Restricted Subsidiary;

        (5) Liens to secure Debt incurred to construct additions to, or to make Capital Improvements to, our properties or properties of any Restricted Subsidiary, provided the Debt is incurred and related Liens are created within 24 months of completion of construction or Capital Improvements and such indebtedness does not exceed the cost of such construction or Capital Improvements;

        (6) Liens in favor of us or another Restricted Subsidiary;

        (7) Liens to secure Debt on which interest payments are exempt from Federal income tax under Section 103 of the Internal Revenue Code of 1986, as amended;

S–15

        (8) Liens on the capital stock, partnership or other equity interests we have, or any Restricted Subsidiary has, in any Joint Venture or any Restricted Subsidiary which owns an equity interest in such Joint Venture to secure Debt, provided, the amount of such Debt is contributed and/or advanced solely to such Joint Venture;

        (9) any extension, renewal or replacement, in whole or in part, of any Liens referred to in the clauses (1) through (8) above or of any Debt secured thereby, including premium, if any, provided, that the aggregate principal amount secured does not exceed:

        •
        the greater of (x) the principal amount secured thereby at the time of such extension, renewal or replacement, or, as the case may be, repayment or extinguishment and (y) 80% of the fair market value (in the opinion of our board of directors) of the properties subject to such extension, renewal or replacement; plus

        •
        any reasonable fees and expenses associated with such extension, renewal or replacement;

    and provided, further, that in the case of a replacement thereof, such Debt is incurred and related Liens are created within 24 months of the repayment or extinguishment of the Debt or Liens referred to in clauses (1) through (8) above;

        (10) purchase money liens on personal property;

        (11) Liens to secure payment of workers' compensation or insurance premiums, or relating to tenders, bids or contracts (except contracts for the payment of money);

        (12) Liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

        (13) mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business; and

        (14) Liens in favor of any domestic or foreign government or governmental body in connection with contractual or statutory obligations.

    Limitation On Sale And Lease-Back Transactions.  Other than as provided below under "—Exempted Liens and Sale and Lease-Back Transactions," neither we nor any Restricted Subsidiary will enter into any arrangement with any lessor (other than Hilton or a Restricted Subsidiary), providing for the lease to us or a Restricted Subsidiary for a period of more than three years (including renewals at the option of the lessee) of any Principal Property that has been or is to be sold or transferred by us or such Restricted Subsidiary to such lessor or to any other Person, and for which funds have been or are to be advanced by such lessor or other Person on the security of the leased property ("Sale and Lease-Back Transaction"), unless either:

  (a)
  we or such Restricted Subsidiary would be entitled, pursuant to the provisions described in clauses (1) through (14) under "—Limitation on Liens" above, to create, assume or suffer to exist a Lien on the property to be leased without equally and ratably securing the notes, or

  (b)
  an amount equal to:

  •
  the greater of the net cash proceeds of such sale or the fair market value of such property (in the opinion of our board of directors), less

S–16

    •
    the fair market value (in the opinion of our board of directors) of any noncash proceeds of the sale of such property (provided such noncash proceeds constitute "Principal Property," acquired on the date the property sold in the Sale and Lease-Back Transaction was acquired by us or any of our Restricted Subsidiaries), is applied within 180 days to the retirement or other discharge of the notes or Debt ranking on a parity with the notes.

    Exempted Liens And Sale And Lease-Back Transactions.  Notwithstanding the restrictions set forth in "—Limitation on Liens" and "—Limitation on Sale and Lease-Back Transactions" above, we or any Restricted Subsidiary may create, assume or suffer to exist Liens or enter into Sale and Lease-Back Transactions not otherwise permitted as described above, provided that at the time of such event, and after giving effect thereto, the sum of outstanding Debt secured by such Liens (not including Liens permitted under "—Limitation on Liens" above) plus all Attributable Debt in respect of such Sale and Lease-Back Transactions entered into (not including Sale and Lease-Back Transactions permitted under "Limitation on Sale and Lease-Back Transactions"), measured, in each case, at the time any such Lien is incurred or any such Sale and Lease-Back Transaction is entered into, by us and Restricted Subsidiaries does not exceed 15% of Consolidated Net Tangible Assets.

Certain Definitions

    "Attributable Debt" with respect to any Sale and Lease-Back Transaction that is subject to the restrictions described under "—Limitation on Sale and Lease-Back Transactions" means the present value of the minimum rental payments called for during the term of the lease (including any period for which such lease has been extended), determined in accordance with generally accepted accounting principles, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

    "Capital Improvements" means additions to properties or renovations or refurbishing of properties which are designed to substantially upgrade such properties or significantly modernize the operation thereof.

    "Debt" means notes, bonds, debentures or other similar evidences of Debt for borrowed money or any guarantee of any of the foregoing.

    "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interest is owned, directly or indirectly, by Hilton and/or one or more Subsidiaries.

    "Lien" means any mortgage, pledge, lien, encumbrance or other security interest to secure payment of Debt.

    "Principal Property" means any real estate or other physical facility or depreciable asset, the net book value of which on the date of determination exceeds the greater of $50 million or 5% of Consolidated Net Tangible Assets of Hilton.

    "Restricted Subsidiary" means any Subsidiary of Hilton organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America (x) which owns, or is a lessee pursuant to a capital lease of, any Principal Property or (y) in which the investment of Hilton and all of its Subsidiaries exceeds 5% of Consolidated Net Tangible Assets as of the date of such determination other than, in the case of either clause (x) or (y), (i) each Subsidiary whose business primarily consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (ii) each Subsidiary formed or acquired after the date hereof for the purpose of developing new assets or acquiring the business or assets of another Person and which does not acquire any part of the business or assets of Hilton or any Restricted Subsidiary and (iii) Subsidiaries whose principal business is conducting Hilton's timeshare businesses.

S–17

    "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is, at the time, directly or indirectly, owned by Hilton or by one or more of its Subsidiaries, or by Hilton and one or more Subsidiaries.

Book-Entry System, Form And Delivery

    The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

    DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

    DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC's records. The ownership interest of the actual purchaser of notes, which we sometimes refer to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

    To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

S–18

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

    Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC's procedures.

    In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

    Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC.

    DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

    Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

    The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

    DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

    As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for the global notes or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  •
  we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

  •
  an event of default under the indenture has occurred and is continuing with respect to the notes,

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

    We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

S–19

UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated May 8, 2001, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as joint book-running managers, and Banc of America Securities LLC and UBS Warburg LLC are acting as co-lead managers, the following respective principal amount of the notes:

Underwriter	Principal Amount
Credit Suisse First Boston Corporation	$120,000,000
Morgan Stanley & Co. Incorporated	58,000,000
Banc of America Securities LLC	58,000,000
UBS Warburg LLC	20,000,000
First Union Securities, Inc.	20,000,000
Scotia Capital (USA) Inc.	20,000,000
Wachovia Securities, Inc.	20,000,000
Banc One Capital Markets, Inc.	12,000,000
BNY Capital Markets, Inc.	12,000,000
Credit Lyonnais Securities (USA) Inc.	12,000,000
SG Cowen Securities Corporation	12,000,000
Wells Fargo Institutional Brokerage & Sales	12,000,000
Deutsche Banc Alex. Brown Inc.	12,000,000
Goldman, Sachs & Co	8,000,000
Utendahl Capital Partners, L.P.	4,000,000

Total	$400,000,000

    The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

    The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.375% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.25% of the principal amount per note on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

    We estimate that our out of pocket expenses for this offering will be approximately $150,000.

    The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

    The offering is being conducted in accordance with the applicable provisions of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

    We have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

    In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act.

S–20

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

    Certain legal matters relating to the issuance and sale of the notes will be passed upon for us by Madeleine A. Kleiner, Executive Vice President, General Counsel and Corporate Secretary of Hilton. Certain legal matters relating to the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

    The consolidated financial statements incorporated by reference in this prospectus supplement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

S–21

PROSPECTUS

$2,500,000,000

Debt Securities, Preferred Stock
Depositary Shares, Common Stock and Warrants

    Hilton Hotels Corporation, a Delaware Corporation (the "Company" or "Hilton"), may offer from time to time in one or more series (i) its debt securities consisting of debentures, notes or other evidences of indebtedness (the "Debt Securities"), (ii) shares or fractional shares of its preferred stock, par value $1.00 per share (the "Preferred Stock"), (iii) shares of its Preferred Stock represented by depositary shares (the "Depositary Shares"), (iv) shares of its common stock, par value $2.50 per share (the "Common Stock"), or (iv) warrants to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (the "Warrants"), with an aggregate public offering price of up to $2,500,000,000 (or the equivalent if the securities are denominated in foreign currency or foreign currency units). The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in one or more separate classes or series and in amounts, at prices and on terms to be determined at the time of offering and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, designated currency (or currency unit), purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), terms (if any) for the subordination, redemption or conversion thereof, and any other specific terms of the Debt Securities; (ii) in the case of Preferred Stock, the specific designation, number of shares, liquidation preference, purchase price, dividend, voting, redemption and conversion provisions and any other specific terms of the Preferred Stock; (iii) in the case of Depositary Shares, the aggregate number of shares offered, the fractional share of Preferred Stock represented by each such Depositary Share and the purchase price; (iv) in the case of Common Stock, the number of shares, purchase price and terms of the offering and sale thereof; and (v) in the case of Warrants, the specific designation, number, duration, purchase price, exercise price, detachability and any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain material United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION NOR THE REGULATORY AUTHORITY OF ANY OTHER STATE HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    The Offered Securities may be offered to or through underwriters, dealers or agents designated from time to time, as set forth in the applicable Prospectus Supplement, and may be offered to other purchasers directly by the Company. Certain terms of the offering and sale of Offered Securities, including, where applicable, the names of any underwriters, dealers or agents, any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents, and the proceeds to the Company from such sale, will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.

    No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of the Offered Securities.

The date of this Prospectus is December 15, 1997

    No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. Neither this Prospectus nor any Prospectus Supplement shall constitute an offer to sell or a solicitation of an offer to buy Offered Securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any Prospectus Supplement is correct as of any date subsequent to the date hereof or of such Prospectus Supplement.

AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus and any Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Offered Securities, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, registration statements and other information with the Commission. Such reports, proxy statements, registration statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov which contains reports and other information regarding registrants that file electronically with the Commission. Certain securities of the Company are listed on the New York Stock Exchange and the Pacific Exchange. Reports, proxy statements and other information concerning the Company can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104, and 618 South Spring Street, Los Angeles, California 90014.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which the Company has filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Prospectus.

      (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K");

      (b) Current Reports on Form 8-K dated December 18, 1996, January 21, 1997, April 14, 1997, April 15, 1997, June 4, 1997, July 17, 1997 and July 22, 1997;

      (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1997 filed with the Commission on November 13, 1997;

      (d) Description of the Company's Common Stock included in a Registration Statement on Form 8-A filed with the Commission on May 18, 1986;

      (e) Description of the Rights included in a Registration Statement on Form 8-A filed with the Commission on July 22, 1988; and

      (f)  Description of the Company's Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock included in a Registration Statement on Form 8-A filed with the Commission on November 25, 1996.

    The Company also hereby incorporates by reference in this Prospectus pages S-17 to S-21 of the Company's filing with the Commission under Rule 424(b) of the Securities Act on July 21, 1997. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any Prospectus Supplement (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement except as so modified or superseded.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to the attention of Cheryl L. Marsh, Vice President and Corporate Secretary, Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, California 90210 (telephone number (310) 278-4321).

THE COMPANY

    The Company is a leading owner and operator of full service hotels and hotel-casinos in the United States. The Hilton name is one of the best recognized and most respected lodging brands in the world. The Company owns, leases and operates major lodging and gaming properties in gateway cities, urban and suburban centers and resort areas.

    On December 18, 1996, Hilton consummated a merger with Bally Entertainment Corporation ("Bally"), pursuant to which Bally was merged with and into Hilton (the "Merger"), with Hilton surviving the Merger. Pursuant to the Merger, Hilton acquired Bally's interests in casinos and casino hotel resorts, including Bally's Park Place Casino • Resort and The Grand casino hotel resort in Atlantic City, New Jersey; Bally's Las Vegas casino hotel resort in Las Vegas, Nevada; Bally's Casino -STAR- Lakeshore Resort, a riverboat casino on Lake Pontchartrain in New Orleans, Louisiana; and Bally's Saloon - STAR- Gambling Hall -STAR- Hotel, a dockside casino and hotel in Robinsonville, Mississippi near Memphis, Tennessee.

    The Company's executive offices are located at 9336 Civic Center Drive, Beverly Hills, California 90210, and its telephone number is (310) 278-4321.

USE OF PROCEEDS

    Except as otherwise set forth in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the repayment, redemption or repurchase of existing indebtedness, additions to working capital, the acquisition of, or investment in, new or existing properties and the financing of capital expenditures. Funds not required immediately for such purposes may be invested temporarily in short-term investment grade securities.

RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1997 and September 30, 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 was 3.8, 4.2, 3.3, 3.2, 2.8, 2.7 and 2.9, respectively. The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1997 and September 30, 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 was 3.4, 4.2, 3.2, 3.2, 2.8, 2.7 and 2.9, respectively. Prior to December 18, 1996, the Company had not issued any preferred stock and therefore the ratios of earnings to combined fixed charges and preferred stock dividends for prior periods are unchanged from the ratios of earnings to fixed charges for such periods.

    These ratios have been calculated by dividing (i) income before income taxes and minority interest plus fixed charges (adjusted for capitalized interest) by (ii) fixed charges and, in the case of the ratio of earnings to combined fixed charges and preferred stock dividends, fixed charges plus total preferred stock dividend requirements. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest.

DESCRIPTION OF DEBT SECURITIES

    The following sets forth certain general terms and provisions of the Indenture (as defined below) under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities offered hereby will be issued under an indenture, dated as of April 15, 1997, between the Company and BNY Western Trust Company, as trustee (the "Trustee"), as it may be amended or supplemented from time to time (the "Indenture"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. The terms of the Indenture are also governed by certain provisions contained in the TIA. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indenture.

General

    The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a Board Resolution or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustees with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee thereunder, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

       (1)  The title of such Debt Securities;

       (2)  The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

       (3)  The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity or upon redemption thereof and the rate or rates at which original issue discount ("OID") will accrue;

       (4)  The date or dates on which the principal of such Debt Securities will be payable (or the method by which such date or dates will be determined);

       (5)  The rate or rates (which may be fixed or variable) and, if applicable, the method used to determine the rate, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, and the circumstances, if any, in which the Company may defer interest payments, the dates on which such interest shall be payable and the record date for the interest payable on any interest payment date;

       (6)  The place or places where principal of, premium, if any, and interest on such Debt Securities will be payable (or the method of such payment), and such Debt Securities may be surrendered for conversion or registration of transfer or exchange;

       (7)  The obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the right, if any, of the Company to redeem such Debt Securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed;

       (8)  The denominations in which such Debt Securities are issuable, if other than denominations of $1,000 and any integral multiple thereof;

       (9)  Whether such Debt Securities are to be issued at a discount and the portion of the principal amount of such Debt Securities that shall be payable upon acceleration, if other than the principal amount thereof;

      (10)  Provisions, if any, for the defeasance or discharge of certain of the Company's obligations with respect to such Debt Securities, which provisions may be in addition to, in substitution for, or in modification of (or any combination of the foregoing), the provisions of the Indenture;

      (11)  Whether such Debt Securities will be in registered or bearer form;

      (12)  The currency or currencies in which payment of principal of and interest on such Debt Securities will be made;

      (13)  If payments of principal of, premium, if any, or interest on the Debt Securities are to be made in currency other than the denominated currency, the manner in which the exchange rate with respect to such payments will be determined;

      (14)  The manner in which the amounts of payment of principal of, premium, if any, or interest on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which such Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

      (15)  Any addition to, or modification or deletion of, any Events of Default or covenants set forth in the Indenture;

      (16)  A discussion of any material and/or special United States Federal income tax considerations applicable to such Debt Securities;

      (17)  Any depositaries, trustees, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities other than those originally appointed;

      (18)  Whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

      (19)  Any rights of the holders of Debt Securities to convert the Debt Securities into Common Stock or other securities or property of the Company and, if so, the terms and conditions, which may be in addition to or in lieu of the provisions contained in the Indenture, upon which such Debt Securities will be convertible;

      (20)  The terms, if any, on which such Debt Securities will be subordinate to other debt of the Company;

      (21)  Any listing of the Debt Securities on a securities exchange;

      (22)  The provisions, if any, relating to any security provided for such Debt Securities; and

      (23)  Any other terms of such Debt Securities, which other terms will not be inconsistent with the provisions of the Indenture.

    The Debt Securities may be sold at a discount below their principal amount. Even if the Debt Securities are not issued at a discount below their principal amount, such securities may, for United States Federal income tax purposes, be deemed to have been issued with OID because of certain interest payment characteristics. Special United States Federal income tax considerations applicable to Debt Securities issued with OID will be described in more detail in any applicable Prospectus Supplement. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any Debt Securities issuable in bearer form, offered exclusively to foreigners, or denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

Merger, Consolidation or Sale of Assets

    The Indenture provides that the Company may not consolidate or merge with or into, or sell, assign, convey, transfer or lease its properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (i) either (a) in the case of a merger or consolidation, the Company is the surviving person or (b) the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all the obligations of the Company under the Debt Securities and the Indenture, and (ii) immediately after such transaction no Default or Event of Default shall exist.

Denominations, Registration and Transfer

    Unless specified in the Prospectus Supplement, the Debt Securities of any series shall be issuable only as Registered Securities in denominations of $1,000, and any integral multiple thereof, and shall be payable only in U.S. dollars. The Indenture also provides that Debt Securities of a series may be issuable in global form. See "Global Securities."

    Unless otherwise indicated in the Prospectus Supplement, Bearer Securities (other than in global form) will have Coupons attached.

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series of like aggregate principal amount and of like Stated Maturity and with like terms and conditions. If so specified in the applicable Prospectus Supplement, at the option of the holder thereof, to the extent permitted by law, any Bearer Security of any series which by its terms is registrable as to principal and interest may be exchanged for a Registered Security of such series of like aggregate principal amount and of a like Stated Maturity and with like terms and conditions, upon surrender of such Bearer Security at the corporate trust office of the applicable Trustee or at any other office or agency of the Company designated for the purpose of making any such exchanges. Subject to certain exceptions, any Bearer Security issued with Coupons surrendered for exchange must be surrendered with all unmatured Coupons and any matured Coupons in default attached thereto.

    Notwithstanding the foregoing, the exchange of Bearer Securities for Registered Securities will be subject to the provisions of United States Federal income tax laws and regulations applicable to Debt Securities in effect at the time of such exchange.

    Except as otherwise specified in the Prospectus Supplement, in no event may Registered Securities including Registered Securities received in exchange for Bearer Securities, be exchanged for Bearer Securities.

    Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with like terms and conditions. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The Company shall not be required (i) to register, transfer or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or (ii) to register, transfer or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

Events of Default

    Events of Default defined in the Indenture with respect to Debt Securities of any series are: (a) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to the Company by the applicable Trustee or to the Company and the applicable Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) the acceleration of the maturity of any indebtedness of the Company (other than Non-recourse Indebtedness (as defined below)), at any one time, in an amount in excess of the greater of (i) $25 million and (ii) 5% of Consolidated Net Tangible Assets (as defined below), if such acceleration is not annulled within 30 days after written notice to the Company by the Trustee and the holders of at least 25% in principal amount of the outstanding Debt

Securities of that series; and (f) certain events of bankruptcy, insolvency or reorganization in respect of the Company. The Prospectus Supplement may provide for any other Event of Default with respect to Debt Securities of that particular series.

    "Non-recourse Indebtedness" means indebtedness the terms of which provide that the lender's claim for repayment of such indebtedness is limited solely to a claim against the property which secures such indebtedness.

    "Consolidated Net Tangible Assets" means the total amount of assets (including investments in Joint Ventures) of the Company and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (a) all current liabilities of the Company and its subsidiaries (excluding (i) the current portion of long-term indebtedness, (ii) intercompany liabilities and (iii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles.

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the applicable Trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and premium, if any, of all Debt Securities of that series. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, subject to the Company having paid or deposited with such Trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. For information as to waiver of defaults see the discussion set forth below under "—Modification and Waiver." Reference is made to the Prospectus Supplement relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

    No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment.

    The Indenture requires the Company, within 120 days after the end of each fiscal year, to furnish to the Trustee a statement as to compliance with the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of Debt Securities.

Modification and Waiver

    Without prior notice to or consent of any holders, the Company and the applicable Trustee, at any time and from time to time, may modify the Indenture for any of the following purposes: (1) to evidence the succession of another corporation to the rights of the Company and the assumption by such successor of the covenants and obligations of the Company in the Indenture and in the Debt Securities in accordance with the terms of the Indenture; (2) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all series, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred in the Indenture upon the Company; (3) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series, stating that such Events of Default are expressly being included solely to be applicable to such series); (4) to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance thereunder of Debt Securities of any series in bearer form, registrable or not registrable, and with or without Coupons, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Debt Securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of Debt Securities of any series or any related Coupons in any material respect; (5) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination will become effective only when there is no outstanding Debt Security issued thereunder or Coupon of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply; (6) to secure the Debt Securities issued thereunder or to provide that any of the Company's obligations under the Debt Securities or the Indenture shall be guaranteed and the terms and conditions for the release or substitution of such security or guarantee; (7) to supplement any of the provisions of the Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that any such action will not adversely affect the interests of the holders of Debt Securities of such series or any other series of Debt Securities issued under the Indenture or any related Coupons in any material respect; (8) to establish the form or terms of Debt Securities and Coupons, if any, as permitted by the Indenture; (9) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Debt Securities and to add to or change any of the provisions of the Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or (10) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the Indenture and the Debt Securities issued thereunder and the Trust Indenture Act or to make any other provisions with respect to matters or questions arising under the Indenture which will not be inconsistent with any provision of the

Indenture; provided such other provisions shall not adversely affect the interests of the holders of outstanding Debt Securities or Coupons, if any, of any series created thereunder prior to such modification in any material respect.

    With the written consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by such modification voting separately, the Company and the applicable Trustee may modify the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Debt Securities and Coupons, if any, under the Indenture; provided, however, that such modifications may not, without the consent of the holder of each outstanding Debt Security of each series affected thereby: (i) change the Stated Maturity of any Debt Security or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the Stated Maturity of or reduce the amount of any payment to be made with respect to any Coupon, or change the coin or currency in which, any Debt Security or any premium or the interest thereon is payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or alter any redemption provisions in a manner adverse to the holders of such Debt Securities; (ii) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders of such Debt Securities is required for any such amendment, supplemental indenture or waiver provided for in the Indenture; (iii) adversely affect the right of such holder to convert any Debt Security; (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby; or (v) modify any provision described in the applicable Prospectus Supplement as requiring the consent of each affected holder of Debt Securities.

    A modification which changes or eliminates any covenant or other provision of the Indenture with respect to one or more particular series of Debt Securities and Coupons, if any, or which modifies the rights of the holders of Debt Securities and Coupons of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of Debt Securities and Coupons, if any, of any other series.

    The Indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding Debt Securities of any series, by notice to the relevant Trustee, may on behalf of the holders of the Debt Securities of such series waive any default and its consequences under the Indenture, except (1) a continuing default in the payment of interest on, premium, if any, or the principal of, any such Debt Security held by a nonconsenting holder or (2) a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of each series affected.

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

    Defeasance and Discharge.  The Indenture provides that the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such Debt Securities, to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold money for payment in trust) upon the irrevocable deposit with the Trustee, in trust, of money and/or government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the dates such payments are due. Such discharge may occur only if, among other things, (a) the Company shall have delivered to the Trustee an opinion of counsel or a ruling from the United States Internal Revenue Service (an "IRS Ruling"), in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit, defeasance and discharge; and (b) if the Debt Securities of such series are then listed on any national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel or other instrument from such exchange to the effect that such discharge would not cause said Debt Securities to be delisted.

    Defeasance of Certain Covenants.  Upon compliance with certain conditions, the Company may omit to comply with certain restrictive covenants contained in the Indenture (or, if provided for in the applicable Prospectus Supplement, any other restrictive covenant relating to any series of Debt Securities provided for in a Board Resolution or supplemental indenture which, by its terms may be defeased pursuant to the terms of such series of Debt Securities) and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to any Debt Securities. The conditions include, among others: the deposit with the Trustee of money and/or government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the dates such payments are due; and the delivery to the Trustee of an opinion of counsel or an IRS Ruling to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related covenant defeasance.

Limited Liability of Certain Persons

    The Indenture provides that no stockholder, incorporator, employee officer or director, as such, past, present or future of the Company or any successor corporation or any of the Company's Affiliates shall have any personal liability in respect of the obligations of the Company under the Indenture or the Debt Securities by reason of his, her or its status as such stockholder, incorporator, employee officer or director.

Mandatory Disposition Pursuant to Gaming Laws

    The Indenture provides that each holder, by accepting any of the Debt Securities subject thereto, shall be deemed to have agreed that if the gaming authority of any jurisdiction of which the Company or any of its subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of the Debt Securities of a holder must be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, the Company shall have the right, at its option, (i) to require such person to dispose of its Debt Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by such gaming authority or (ii) to redeem such Debt Securities at a redemption price equal to the lesser of (A) such person's cost or (B) 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority. The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

Conversion Rights

    The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

Payment and Paying Agents

    The Indenture contains the Company's covenant and agreement for the benefit of each series of Debt Securities that it will duly and punctually pay the principal of (and premium, if any) and interest on the Debt Securities in accordance with the terms of the Debt Securities and the Indenture.

    If Debt Securities of a series are issuable only as Registered Securities, the Company will maintain in each Place of Payment for such series an office or agency where Debt Securities of that series may be presented or surrendered for payment, where Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the Indenture may be served.

    If Debt Securities of a series are issuable as Bearer Securities, the Company will maintain or cause to be maintained (A) in the Borough of Manhattan, the City and State of New York, an office or agency where any Registered Securities of that series may be presented or surrendered for payment, where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange or redemption, where notices and demands to or upon the Company in respect of the Debt Securities of that series and the Indenture may be served and where Bearer Securities of that series and related Coupons may be presented or surrendered for payment in the circumstances described in the following paragraph (and not otherwise), (B) subject to any laws or registration applicable thereto, in a Place of Payment for that series which is located outside the United States, an office or agency where Debt Securities of that series and related Coupons may be presented and surrendered for payment (including payment of any additional amounts payable on Debt Securities of that series, if so provided in such series); provided, however, that if the Debt Securities of that series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent for the Debt Securities of that series in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as the Debt Securities of that series are listed on such exchange, and (C) subject to any laws or regulations applicable thereto, in a Place of Payment for that series located outside the United States an office or agency where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange or redemption and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served. The Company will give prompt written notice to the applicable Trustee of the locations, and any change in the locations, of such offices or agencies. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the applicable Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the applicable Trustee, except that Bearer Securities of that series and the related coupons may be presented and surrendered for payment at the offices specified in the applicable Debt Security and the Company has appointed the applicable Trustee (or in the case of Bearer Securities, may appoint such other agent as may be specified in the applicable Prospectus Supplement) as its agent to receive all presentations surrenders, notices and demands.

    No payment of principal, premium or interest on Bearer Securities shall be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that, if the Debt Securities of a series are denominated and payable in U.S. dollars, payment of principal of and any premium and interest on Debt Securities (including any additional amounts payable on Securities of such series) of such series, if specified in the applicable Prospectus Supplement, shall be made at the office of the Company's Paying Agent in the Borough of Manhattan, the City and State of New York, if (but only if) payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by the Company in accordance with the Indenture is illegal or effectively precluded by exchange controls or other similar restrictions.

Global Securities

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

DESCRIPTION OF CAPITAL STOCK

    As of November 15, 1997, the Company was authorized to issue 400,000,000 shares of Common Stock, $2.50 par value, of which 251,922,810 shares were issued and outstanding, and 24,832,700 shares of Preferred Stock, $1.00 par value, of which 14,832,300 shares designated as the "Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock" (the "PRIDES") were issued and outstanding.

    The following summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Delaware law and the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation").

Common Stock

    Subject to such preferential rights as may be granted by the Board of Directors of the Company (the "Board of Directors") in connection with the future issuance of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock, each holder of shares of Common Stock is entitled to receive, ratably with each other holder of Common Stock, $2.50 per share out of the net assets of the Company available for distribution to its stockholders, and after such payment, holders of shares of Common Stock are entitled to share ratably in all remaining assets of the Company available for distribution. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares of Common Stock present and voting thereon. The outstanding shares of Common Stock are, and any shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable.

Delaware General Corporation Law Section 203

    As a corporation organized under the laws of the State of Delaware, the Company is subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which such stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Preferred Stock

    Under the Certificate of Incorporation, shares of Preferred Stock may be issued from time to time, in one or more classes or series, as authorized by the Board of Directors, generally without the approval of the stockholders. Prior to issuance of shares of each series, the Board of Directors is required by the DGCL and the Certificate of Incorporation to adopt resolutions and file a Certificate of Designation (the "Certificate of Designation") with the Secretary of State of the State of Delaware, fixing for each such class or series the designations, powers, preferences and rights of the shares of such class or series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by the DGCL. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

    Subject to limitations prescribed by the DGCL, the Certificate of Incorporation and Bylaws, the Board of Directors is authorized to fix the number of shares constituting each class or series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock offered hereby will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

    Reference is made to the Prospectus Supplement relating to the class or series of Preferred Stock being offered for the specific terms thereof, including:

       (1) The title and stated value of such Preferred Stock;

       (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the purchase price of such Preferred Stock;

       (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

       (4) Whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

       (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

       (6) The provisions for a sinking fund, if any, for such Preferred Stock;

       (7) The provisions for redemption, if applicable, of such Preferred Stock;

       (8) Any listing of such Preferred Stock on any securities exchange;

       (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into shares of Common Stock, including the conversion price (or manner of calculation thereof) and conversion period;

      (10) Voting rights, if any, of such Preferred Stock;

      (11) Whether interests in such Preferred Stock will be represented by Depositary Shares;

      (12) A discussion of any material and/or special United States Federal income tax considerations applicable to such Preferred Stock;

      (13) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

      (14) Any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

      (15) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank: (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Certificate of Incorporation for these purposes, the term "equity securities" does not include convertible debt securities.

Preferred Stock Rights Agreement

    On July 14, 1988, the Company adopted a Preferred Share Purchase Rights Plan ("Rights Plan") and declared a dividend distribution of one Right on each outstanding share of Common Stock and one Right on each share of Common Stock issued between July 14, 1988 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined in the Rights Plan). The Rights are transferable only with the Common Stock until they become exercisable.

    Generally, the Rights become exercisable only if a person or group (other than Hilton Interests, as hereinafter defined) acquires 20% or more of the then outstanding shares of Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the then outstanding shares of Common Stock. Each Right entitles stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $150.

    If the Company is acquired in a merger or other business combination transaction, each Right entitles its holder to purchase, at the Right's then current price, a number of the acquiring company's common shares having a then current market value of twice the Right's exercise price. In addition, if a person or group (other than Hilton Interests) acquires 30% or more of the then outstanding shares of Common Stock, other than pursuant to a cash tender offer for all shares in which such person or group increases its stake from below 20% to 80% or more of the outstanding shares of Common Stock, each Right entitles its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, shares of the Common Stock having a market value of twice the Right's exercise price.

    Following the acquisition by a person or group of beneficial ownership of 30% or more of the Common Stock (other than the Hilton Interests) and prior to an acquisition of 50% or more of the Common Stock, the Company's Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

    Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Common Stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

    "Hilton Interests" refer to Barron Hilton and the Conrad N. Hilton Fund and the shares of Common Stock beneficially owned by them.

Registrar and Transfer Agent

    The registrar and transfer agent for the Common Stock is ChaseMellon Shareholder Services LLC.

DESCRIPTION OF DEPOSITARY SHARES

General

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company and the depositary named therein (the "Preferred Stock Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

Dividends and Other Distributions

    The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

    In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into other securities.

Withdrawal of Stock

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by such Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary

Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Redemption of Depositary Shares

    Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

    From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption and surrender thereof to the Preferred Stock Depositary.

Voting of the Preferred Stock

    Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or wilful misconduct of the Preferred Stock Depositary.

Liquidation Preference

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

Conversion of Preferred Stock

    The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

    The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipt. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by Depositary Shares.

Charges of Preferred Stock Depositary

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depository

    The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

    The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

    Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

DESCRIPTION OF WARRANTS

    The Company may issue warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock (the "Preferred Stock Warrants"), Depositary Shares (the "Depositary Shares Warrants") or Common Stock (the "Common Stock Warrants," collectively with the Debt Warrants, the Preferred Stock Warrants and the Depositary Shares Warrants (the "Warrants"). Warrants may be issued independently or together with any other Offered Securities and may be attached to or separate from such other Offered Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

Debt Warrants

    The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the Debt Warrant certificates representing such Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the aggregate number of such Debt Warrants; (iii) the price or prices at which such Debt Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such

Debt Warrants; (v) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security; (vi) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (viii) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (ix) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (x) a discussion of the material United States Federal income tax considerations applicable to the exercise of such Debt Warrants; and (xi) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

    Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

Other Warrants

    The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants, Depositary Shares Warrants and Common Stock Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the Securities for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) the number of such Warrants issued with each share of Preferred Stock, Common Stock or Depositary Share; (v) any provisions for adjustment of the number or amount of shares of Preferred Stock, Common Stock or Depositary Share receivable upon exercise of such Warrants or the exercise price of such Warrants; (vi) if applicable, the date on and after which such Warrants and the related Preferred Stock, Common Stock or Depositary Share will be separately transferable; (vii) if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of such Warrants; (viii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (ix) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; and (x) the maximum or minimum number of such Warrants which may be exercised at any time.

Exercise of Warrants

    Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Debt Securities or shares of Preferred Stock, Common Stock or Depositary Share at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

    Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities, Depositary Share or shares of Preferred Stock or Common Stock purchasable upon such exercise. If less than all of the Warrants represented by such Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

GAMING REGULATION

    The ownership and operation of casino gaming facilities are the subject of exclusive state and local regulation. The states of Louisiana, Missouri, Mississippi, New Jersey and Nevada and the applicable local authorities, and the Province of Ontario, Canada, the Province of Queensland, Australia, and the countries of Turkey and Uruguay require various licenses, findings of suitability, registrations, permits and approvals (individually a "Gaming License" and collectively "Gaming Licenses") to be held by the Company and its subsidiaries and joint ventures that are engaged in gaming operations. The Louisiana Gaming Control Board, the Missouri Gaming Commission, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the Nevada Gaming Commission, the Ontario Gaming Control Commission and the gaming authorities in Queensland, Australia, Turkey and Uruguay (collectively the "Gaming Authorities"), may, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interest of any of the Company's Louisiana, Missouri, Mississippi, New Jersey, Nevada, Ontario, Queensland, Turkey and Uruguay operations, respectively, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against the Company, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of the Company's Gaming Licenses or the levy on the company of substantial fines or forfeiture of assets could have a material adverse effect on the business of the Company.

    To date, the Company has obtained all Gaming Licenses necessary for the operation of its gaming activities. However, Gaming Licenses and related approvals are deemed to be privileges under the laws of Louisiana, Missouri, Mississippi, New Jersey, Nevada, Ontario, Queensland, Turkey and Uruguay, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

    The Nevada Gaming Control Act (the "Nevada Act") requires any person who acquires a beneficial ownership of more than 5% of the Company's voting securities to report the acquisition to the Nevada Gaming Commission. The Nevada Act requires that beneficial owners of more than 10% of the Company's voting securities apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada Gaming Control Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires beneficial ownership of more than 10%, but not more than 15%, of the Company's voting securities may apply to the Nevada Gaming Commission for a waiver of such finding of suitability if such institutional investor holds such voting securities for investment purposes only.

    The Nevada Gaming Commission may, in its discretion, require the holder of any debt security issued by the Company to file applications, be investigated and be found suitable to own such debt security. If the Nevada Gaming Commission determines that a person is unsuitable to own such debt security, then pursuant to the Nevada Act, the Company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

    The applicable Gaming Authorities in Missouri, Mississippi, New Jersey, Ontario, Queensland, Turkey and Uruguay also have jurisdiction over the beneficial holders of debt securities and voting securities issued by the Company and may require their investigation and approval.

    In certain jurisdictions, the Company may not make a public offering of its securities without the prior approval of the applicable Gaming Authorities if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes or for similar transactions. On September 25, 1997 the

Nevada Gaming Commission granted the Company prior approval to make public offerings for a period of two years, subject to certain conditions ("Shelf Approval"). The Shelf Approval also applies to any affiliated company wholly owned by the Company (a "Gaming Affiliate") which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval for the Company's registered and licensed Nevada subsidiaries to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations evidenced by a security issued by, the Company or a Gaming Affiliate in a public offering under the Shelf Approval. However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada State Gaming Control Board and must be renewed bi-annually. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada State Gaming Control Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The public offering of the Offered Securities will be made pursuant to the Shelf Approval.

    In November 1997, the Missouri Supreme Court ruled in a lawsuit that riverboat casinos operating in man-made basins must meet certain requirements as to contiguity with the Mississippi or Missouri rivers in order to comply with the Missouri constitution. The Company is not a party to this lawsuit, but if it is determined that the ruling is applicable to the Company's Kansas City Missouri riverboat casino, as well as other similarly situated riverboat casino operators, the Company's Kansas City gaming operations could be significantly adversely affected.

    The foregoing is only a summary of the regulatory requirements applicable to the Company. For a more detailed description of the regulatory requirements applicable to the Company, see "Regulation and Licensing" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference herein.

PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through dealers; (iv) through underwriters; or (v) through a combination of any such methods of sale.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

    Offers to purchase Offered Securities may be solicited directly by the Company. Offers to purchase Offered Securities may also be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement.

    If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

    If an underwriter is, or underwriters are, utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. In connection with the sale of Offered Securities, such underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agents. Underwriters may also sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by the Company to underwriters in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement.

    Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase Offered Securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts. The Prospectus Supplement relating to such contracts will set forth the price to be paid for Offered Securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of Offered Securities pursuant to such contracts.

    The anticipated date of delivery of Offered Securities will be set forth in the applicable Prospectus Supplement relating to each offer.

LEGAL MATTERS

    The validity of the Offered Securities will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Unless otherwise indicated in the Prospectus Supplement, if the Offered Securities are being distributed in an underwritten offering or through agents, Skadden, Arps, Slate, Meagher & Flom, LLP, Los Angeles, California, will act as counsel for such underwriters or agents.

EXPERTS

    The consolidated financial statements and schedules in the Company's Annual Report on Form 10-K incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of Bally Entertainment Corporation appearing in Bally Entertainment Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
HILTON HOTELS CORPORATION
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
DESCRIPTION OF NOTES
UNDERWRITING
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
GAMING REGULATION
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS